Exhibit 99.1

CSX Announces New Leadership Appointments

JACKSONVILLE, Fla. – October 29, 2025 – CSX (NASDAQ: CSX) today announced executive leadership changes designed to strengthen the company’s strategic focus and advance its long-term growth objectives. Effective immediately, Kevin Boone has been named executive vice president and chief financial officer, succeeding Sean Pelkey, who has departed the company. Maryclare Kenney has been promoted to senior vice president and chief commercial officer, reinforcing the company’s commitment to driving continued momentum and value creation.

“I am pleased to appoint Kevin and Maryclare to these critical leadership roles,” said Steve Angel, president and chief executive officer of CSX. “They are the right leaders at the right time to build on our momentum and position CSX for long-term success. Their exceptional expertise and proven track records will be instrumental in advancing a high-performance culture and realizing our vision of becoming the best-performing railroad in the nation.”

“We thank Sean for his many years of dedicated service to CSX and sincerely wish him well in his future endeavors,” Angel added.

Boone joined CSX in 2017 and has held several key leadership roles. Most recently, he served as executive vice president and chief commercial officer. He brings exceptional expertise to the role of executive vice president and chief financial officer, a position he previously held for two years during the company’s navigation of supply chain challenges brought on by the COVID-19 pandemic. Boone also served as vice president of corporate affairs and investor relations at CSX. Prior to joining the company, he spent nearly two decades in the investment industry, specializing in finance, accounting, and mergers and acquisitions.

Kenney has been a pivotal leader in CSX’s commercial operations for nearly 14 years, driving growth across various business segments. Most recently, she was responsible for Merchandise Sales and Marketing, TRANSFLO, Automotive, and Total Distribution Services, Inc. (TDSI). Prior to that, she served as Vice President of Intermodal and Automotive. Before joining CSX in 2011, Kenney held sales leadership and strategy roles at PepsiCo and served in the U.S. Army for seven years, achieving the rank of captain.

“I look forward to partnering with these dynamic leaders as we continue developing a strong pipeline of talent and making CSX the standard of operational success in the railroad industry,” Angel said.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on X, formerly known as Twitter (http://twitter.com/CSX).

Contact:

Matthew Korn, CFA, Investor Relations

904-366-4515

Austin Staton, Corporate Communications

855-955-6397

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